EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333‑212239) and Form S-3 (No. 333-226530) of our report dated March 3, 2022 included in this Annual Report on Form 10-K of Issuer Direct Corporation and subsidiaries (the “Company”), relating to the consolidated balance sheets of the Company as of December 31, 2021 and 2020, and the related consolidated statements of income, comprehensive income, stockholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2021.

/s/ Cherry Bekaert LLP
Raleigh, North Carolina March 3, 2022